UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 22, 2016

AQUA METALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1010 Atlantic Avenue Alameda, California 94501
(Address of principal executive offices)

(510) 479-7635
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As noted in Item 5.02 below, on Tuesday, March 22, 2016, Stan Kimmel, an independent member of the board of directors of Aqua Metals, Inc. (“Company”), passed away.  Mr. Kimmel was one of three independent directors serving on the Company’s five person board of directors and one of three members of the audit committee of the Company’s board.  As a consequence of Mr. Kimmel’s passing, the Company became out of compliance with NASDAQ Listing Rule 5605(b)(1), which requires that the board of directors of a NASDAQ listed company have a majority of independent directors, and NASDAQ Listing Rule 5605(c)(2), which requires that NASDAQ listed companies have an audit committee made up of at least three independent directors.  On March 23, 2016, the Company advised The NASDAQ Stock Market LLC (“NASDAQ”) of Mr. Kimmel’s passing, its consequences with regard to compliance with NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2) and the Company’s intention to regain compliance with NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2) in a timely manner.

On March 24, 2016, the Company received a deficiency letter from the NASDAQ confirming that, based on the passing of Mr. Kimmel, the Company was no longer in compliance with NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2). The notification has no immediate effect on the listing of the Company’s common stock on The NASDAQ Capital Market.

In accordance with NASDAQ Listing Rules 5605(b)(1)(A) and 5605(c)(4), the Company has an automatic cure period in order to regain compliance with NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2) as follows:

•	until the earlier of the Company’s next annual shareholders’ meeting or March 22, 2017; or
•	if the next annual shareholders’ meeting is held before September 19, 2016, then the Company must evidence compliance no later than September 19, 2016.

The Company intends to appoint a third independent director to its board of directors and audit committee, and thereby regain compliance NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2), prior to its next annual meeting of shareholders.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)     On Tuesday, March 22, 2016, Stan Kimmel, an independent member of the Company’s board of directors, passed away.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: March 25, 2016	/s/ Stephen R. Clarke
Stephen R. Clarke
Chief Executive Officer